UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 6, 2005 (April 4, 2005)


                          ATLANTIC WINE AGENCIES, INC.
             (Exact name of registrant as specified in its charter)


  Florida                 Atlantic Wine Agencies Inc.                65-1102237
                          Golden Cross House
                          8 Duncannon Street
                          London
                          WC2N 4JF
                          United Kingdom

(State or other jurisdiction  (Address of Principal      (I.R.S. Employer
    of incorporation or         Executive Offices)     Identification No.)
       organization)





Registrant's telephone number, including area code: 011 44 20 7484 5005



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Item 8.01 Other Events

On April 4, 2005, Dominion Estates Pty Ltd ("Estates"), a wholly-owned subsidiary of Atlantic Wine Agencies, Inc. (the "Company"), held a meeting pursuant to which Messrs. Adam Mauerberger, Andrew Bayley and Chris Kopittke were appointed as Directors of Estates. The Board of Estates then unanimously authorized Estates to be placed in voluntary administration in Australia (an informative discussion of the administration process may be found below). Both the respective Boards' of Estates and the Company concluded that without taking extraordinary measures such as voluntary administration, they were unable to accurately determine Estates' financial position as a result of: (i) financing transactions which occurred during the past six months and (ii) other liens and charges, the true extent of which are unknown. Mr. Simon-Wallace Smith was appointed administrator by Estates' Board of Directors.

Once Mr. Smith collects and analyzes all of the necessary information, the Board of Estates should be in a position to assist Mr. Smith in determining the best course of action for Estates and its shareholders.

Further, the Company does not anticipate that the voluntary administration of Estates will have a material affect on the operations or financial condition of the Company. The Company will continue to update the public as events dictate.

A brief summary of the voluntary administration process in Australia

Voluntary administration is a form of insolvency administration introduced in 1993 with the intention of encouraging a company to face its problems earlier, through either the execution of a Deed of Company Arrangement or, where this would not be satisfactory, the winding up of the company.

A company enters into voluntary administration by the appointment of an administrator who will take control of the company through the administration period.

As a result of the administrator's appointment, the administrator has a statutory obligation to:

o hold a meeting of creditors within 5 business days of the appointment, giving at least 3 business days notice of the meeting

o convene a second meeting of creditors within 21 calendar days of appointment which must be held within a further 5 business days.

Once an administrator is appointed, the company cannot be wound up voluntarily, and applications to have the company wound up by the court must be adjourned where the court is of the opinion that it is the best interest of creditors for the administration to continue.

Civil proceedings in Australia against the company are stayed, and court enforcement processes suspended, except with the consent of the administrator or the appropriate court.

Powers and duties of the administrator

The business, property and affairs of the company come under the control of the administrator, and he may carry on that business and manage that property and those affairs and perform any function that the company or its officers could normally perform. In doing so, he is taken to be an agent of the company.

The administrator has the power to demand and collect the books and records of the company, and there can be no claim of a lien on them as against the administrator.

The administrator must investigate the affairs of the company to the extent necessary to provide the required opinions. He must report any offences he uncovers during the administration to the Australian Securities & Investments Commission.

The administrator is personally liable for debts he incurs for services rendered, goods bought and property hired, leased, used or occupied during the course of the administration. He has the right to be indemnified out of the assets of the company.

Duration of administration

The administration of the company commences upon the appointment of the administrator and continues until it is decided by the creditors to execute a Deed of Company Arrangement, terminate the administration or wind the company up.

The administration automatically comes to an end if the proposal meeting of creditors is not held within the required time, and an extension has not been granted by the court.

Position of officers

Once an administrator is appointed, the powers of the officers of the company are suspended, except to the extent that they are expressly allowed by the administrator. Officers are not removed from their positions by the appointment, however, the administrator can remove a director from office and appoint a replacement.

Each director of the company has the obligation to:

o deliver to the administrator all books which relate to the company, or advise where they are if not in his possession;

o     prepare a statement on the company's affairs within 7 days;

o attend on the administrator and give assistance as may be reasonably required.

Secured creditors

As a general rule, all secured creditors are prevented from enforcing their charges during the administration except with the permission of the administrator or the leave of the court. There are, however, exceptions to the general rule.

The administrator is permitted to deal with property that is the subject of a floating charge that has since crystallized into a fixed charge. However, he may only dispose of such property if it is in the ordinary course of the company's business, unless approved by the secured creditor, or with the leave of the court.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atlantic Wine Agencies, Inc.

Date: April 6, 2005


 /s/ Adam Mauerberger
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Mr. Adam Mauerberger,
President